Filed Pursuant to Rule 424(b)(3)
Registration No. 333-257373
PROSPECTUS
Latch, Inc.
Up to 16,333,301 Shares of Common Stock Issuable Upon Exercise of Warrants and Options
Up to 61,683,395 Shares of Common Stock
Up to 5,333,334 Warrants

This prospectus relates to the issuance by us of up to an aggregate of up to 16,333,301 shares of our common stock, $0.0001 par value per share (“Common Stock”), which consists of (i) up to 5,333,334 shares of Common Stock that are issuable upon the exercise of 5,333,334 warrants (the “Private Placement Warrants”) originally issued in a private placement in connection with the initial public offering of TS Innovation Acquisitions Corp., a Delaware corporation (“TSIA”), by the holders thereof, (ii) up to 9,999,967 shares of Common Stock that are issuable upon the exercise of 9,999,967 warrants (the “Public Warrants,” and together with the Private Placement Warrants, the “Warrants”) originally issued in the initial public offering of TSIA, by the holders thereof, and (iii) up to 1,000,000 shares of Common Stock reserved for issuance upon the exercise of options to purchase Common Stock (“Options”) held by certain of our former employees. We will receive the proceeds from any exercise of any Warrants or Options for cash.
This prospectus also relates to the offer and sale from time to time by the selling securityholders (including their transferees, donees, pledgees and other successors-in-interest) named in this prospectus (the “Selling Securityholders”) of (i) up to 61,683,395 shares of Common Stock (including up to 5,333,334 shares of Common Stock that may be issued upon exercise of the Private Placement Warrants) and (ii) up to 5,333,334 Warrants. We will not receive any proceeds from the sale of shares of Common Stock or Warrants by the Selling Securityholders pursuant to this prospectus.
We are registering the securities for resale pursuant to the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders. Our registration of the securities covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the shares of Common Stock or Warrants. The Selling Securityholders may offer, sell or distribute all or a portion of their shares of Common Stock or Warrants publicly or through private transactions at prevailing market prices or at negotiated prices. We provide more information about how the Selling Securityholders may sell the shares of Common Stock or Warrants in the section entitled “Plan of Distribution.”
Our Common Stock and Public Warrants are listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “LTCH” and “LTCHW,” respectively. On July 15, 2022, the closing price of our Common Stock was $1.19 and the closing price for our Public Warrants was $0.16.
We will bear all costs, expenses and fees in connection with the registration of the shares of Common Stock. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sales of the shares of Common Stock.

Our business and investment in our Common Stock involve significant risks. These risks are described in the section titled “Risk Factors” beginning on page 10 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is July 18, 2022.

ABOUT THIS PROSPECTUS
On June 4, 2021 (the “Closing Date”), we consummated the previously announced merger pursuant to that certain Agreement and Plan of Merger, dated as of January 24, 2021 (the “Merger Agreement”), by and among the Company (formerly known as TS Innovation Acquisitions Corp.), Latch Systems, Inc. (formerly known as Latch, Inc.) (“Legacy Latch”), and Lionet Merger Sub Inc., a Delaware corporation (“Merger Sub”), pursuant to which Merger Sub merged with and into Legacy Latch, with Legacy Latch becoming our wholly owned subsidiary (the “Business Combination” and, collectively with the other transactions described in the Merger Agreement, the “Transactions”). On the Closing Date, and in connection with the closing of the Transactions (the “Closing”), we changed our name to Latch, Inc.
This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we and the Selling Securityholders may, from time to time, issue, offer and sell, as applicable, any combination of the securities described in this prospectus in one or more offerings. We may use the shelf registration statement to issue an aggregate of up to 16,333,301 shares of Common Stock, consisting of (i) up to 5,333,334 shares of Common Stock that are issuable upon the exercise of 5,333,334 Private Placement Warrants, by the holders thereof, (ii) up to 9,999,967 shares of Common Stock that are issuable upon the exercise of 9,999,967 Public Warrants, by the holders thereof, and (iii) up to 1,000,000 shares of Common Stock reserved for issuance upon the exercise of Options held by certain of our former employees. We will receive the proceeds from any exercise of any Warrants or Options for cash. The Selling Securityholders may use the shelf registration statement to offer and sell up to an aggregate of 61,683,395 shares of Common Stock, including 5,333,334 shares of Common Stock issuable upon the exercise of Warrants by the holders thereof, and up to 5,333,334 Warrants from time to time through any of the means described in the section entitled “Plan of Distribution.” We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus.
To the extent necessary, each time that we or the Selling Securityholders offer and sell securities, we or the Selling Securityholders will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement (and any applicable free writing prospectuses), together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”
Neither we, nor the Selling Securityholders, have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the Selling Securityholders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.
This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information, and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.
We own or have rights to trademarks, trade names and service marks that we use in connection with the operation of our business. In addition, our name, logos and website name and address are our trademarks or service marks. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this prospectus are listed without the applicable ®, ™ and SM symbols, but we will assert, to the fullest extent under applicable law, our rights to these trademarks, trade names and service marks. Other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners.
As used in this prospectus, unless otherwise indicated or the context otherwise requires, references to “we,” “us,” “our,” the “Company,” “Registrant” and “Latch” refer to the consolidated operations of Latch, Inc. and its subsidiaries. References to “TSIA” refer to the Company prior to the consummation of the Business Combination and references to “Legacy Latch” refer to Latch Systems, Inc. prior to the consummation of the Business Combination.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical facts contained in this prospectus, including statements concerning possible or assumed future actions, business strategies, events or results of operations, and any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.
In some cases, you can identify forward-looking statements by terms such as “may,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of important factors that could cause actual results to differ materially from those in the forward-looking statements, including the risks, uncertainties and assumptions described under the section in this prospectus titled “Risk Factors.” These forward-looking statements are subject to numerous risks, including, without limitation, the following:
•the impact of the novel coronavirus (“COVID-19”) pandemic, including the continued spread of highly transmissible variants of the virus, on our business, financial condition and results of operations;
•legal proceedings, regulatory disputes and governmental inquiries;
•privacy and data protection laws, privacy or data breaches or the loss of data;
•the impact of changes in consumer spending patterns, consumer preferences, local, regional and national economic conditions, crime, weather, demographic trends and employee availability;
•increases in component costs, long lead times, supply shortages and other disruptions to our supply chain;
•delays in construction timelines at our customers’ building sites;
•any defects in new products or enhancements to existing products;
•our ability to continue to develop new products and innovations to meet constantly evolving customer demands;
•our ability to hire, retain, manage and motivate employees, including key personnel;
•the impact of the May 2022 workforce reduction on our business, financial condition and results of operations;
•our ability to enhance future operating and financial results;
•compliance with laws and regulations applicable to our business;
•our ability to upgrade and maintain our information technology systems; and
•our ability to acquire and protect intellectual property.
Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur, and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.
You should read this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE
Available Information
We file reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.
Our website address is http://www.latch.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.
This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. The documents establishing the terms of any offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.
Incorporation by Reference
The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.
This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:
•Our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 1, 2022.
•The information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2021 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 28, 2022.
•Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 filed with the SEC on May 5, 2022.
•Our Current Reports on Form 8-K filed with the SEC on March 29, 2022, May 20, 2022 and June 14, 2022.
•The description of our Common Stock contained in our registration statement on Form 8-A, filed with the SEC on November 9, 2020 and any amendment or report filed with the SEC for purpose of updating the description, including Exhibit 4.4 to our Annual Report on Form 10-K for the year ended December 31, 2021.
All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

Latch, Inc.
508 West 26th Street, Suite 6G
New York, New York 10001
(917) 338-3915
Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

THE COMPANY
Latch is an enterprise technology company focused on revolutionizing how people experience spaces by making spaces better places to live, work and visit through a system of software, devices and services. Latch has created a full-building operating system, LatchOS, which addresses the essential requirements of modern buildings. LatchOS streamlines building operations, enhances the resident experience and enables efficient interactions with service providers. Our product offerings, designed to optimize the resident experience, include smart access, delivery and guest management, smart home and sensors, connectivity and personalization and services. We combine hardware, software and services into a holistic system that makes spaces more enjoyable for residents, more efficient and profitable for building operators and more convenient for service providers.
LatchOS enables spaces across North America, including in 44 states and Canada, from affordable housing in Baltimore, to historic buildings in Manhattan, to luxury towers in the Midwest. Latch works with real estate developers, large and small, ranging from the largest real estate companies in the world to passionate local owners.
We engage with customers early in their new construction or renovation process, helping establish Latch as the technology consultant for the building. LatchOS is made up of modules, enabling essential capabilities for modern buildings. Building owners have the flexibility to select LatchOS modules to match their specific building’s or portfolio’s needs. LatchOS software starting pricing ranges from $7-12 per apartment per month, depending on which capabilities the building owner selects, for the LatchOS Smart Access, Smart Home and Guest Management modules. Customers also purchase our hardware devices to go along with the LatchOS modules they choose.
The LatchOS ecosystem has been created to serve all the stakeholders at a building, and today LatchOS modules consist of the following:
•Smart Access. Latch’s smart access software capabilities include complete resident, building staff, guest, service provider and construction access management powered by the Latch R, M and C devices. These devices serve every door in a building, from apartment doors to elevators, to parking garages to gyms.
•Delivery & Guest Management. Going beyond smart access, Latch Intercom solves the access problem for unexpected guests and deliveries, enabling visitors to quickly connect with residents or building operators with just a few clicks. The Latch Delivery Assistant takes this solution to the package room with a remote, virtual doorman facilitating secure package management.
•Smart Home & Sensors. Latch’s enterprise device management enables smart home capabilities for thermostat, lighting, leak detection and other sensor integration, monitoring and centralized device management for building owner and private resident control right in the Latch App. The integration of the LatchOS platform with smart home device manufacturers like Google Nest, ecobee, Honeywell, Jasco and more provide our customers with a wide choice in smart home devices that can be controlled through LatchOS.
•Connectivity. Connecting devices, operations and residents reliably to the network across buildings can be complex. Latch Intercom and Latch Hub’s cellular connectivity bring internet access to new and existing building infrastructure from new construction to retrofits.
•Personalization and Services. Residents can control all of the Latch-enabled devices in their spaces through the Latch App from the moment they arrive. Latch’s mobile applications also enable resident onboarding, streamlining the move-in experience. The average Latch App user interacts with the Latch App multiple times per day, giving us a foundation from which to engage and transact further with residents over time as we introduce new functionalities and services to the Latch mobile applications.
After Latch has been installed and set up at a building, the building managers add all their residents as users to the Latch system. Our mobile applications then enable the residents to unlock all connected spaces in Latch buildings from the front door, package rooms, common spaces, elevators and garages to their unit entrance, control their thermostat and smart home devices from the app, see who rang the bell at the front door through Latch Intercom and let guests in through the app. In the near future, we believe that Latch has a powerful opportunity to improve the experience of living in a space through new offerings and services in the Latch App. Residents become highly engaged users across all the capabilities that Latch provides them in their spaces.
Beyond enabling a new set of experiences at buildings for residents and building operators, Latch turns the purchase experience of smart building technology for building owners from a complex sale with multiple vendors into a simple process with Latch as a single vendor with a single contract and straightforward billing. LatchOS enables a unified management experience for building operators with a single interface to manage all Latch experiences instead of having a separate interface for each vendor and solution. Latch also enables a unified resident experience with a single interface through the Latch App for all resident-facing interactions and Latch experiences in our customers’ buildings. Devices that are part of the Latch ecosystem work better together since our curated set of partner devices and our smart building operating system, LatchOS, seamlessly integrate instead of a patchwork of devices from different vendors with different standards and interfaces that create technology silos and limited experiences.
Our sales strategy is simple, repeatable, scalable and unique. We engage directly with our customers to ensure they have the best possible experience with Latch and our partners from sale to installation to lease-up. Latch engages with customers early in their construction or renovation process, establishing Latch as a technology advisor to the building. This engagement enables us to provide more technology advice early in the development process and creates high revenue visibility.
Currently, we primarily serve the rental home markets in North America. Based on internal research and external reporting, we estimate there are approximately 32 million multi-family apartment home units in North America. Today we primarily serve new construction and retrofit buildings. Since our launch in 2017, we have seen the share of our business coming from retrofit opportunities increase significantly: a trend we expect to continue over the medium term. We also serve the single-family rental market through our existing relationships with large real estate developers and owners. Based on internal research and external reporting, we estimate there are 15 million single-family rental home units in North America.

CORPORATE INFORMATION
Latch, Inc. was initially formed on September 18, 2020 as Strategic Acquisitions Corp., a Delaware corporation (subsequently renamed “TS Innovation Acquisitions Corp.” on September 21, 2020 pursuant to an amended and restated certificate of incorporation, dated September 21, 2020) and blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. The Business Combination, pursuant to which Legacy Latch became a wholly owned subsidiary of TSIA and TSIA changed its name from “TS Innovation Acquisitions Corp.” to “Latch, Inc.,” was completed on June 4, 2021.
Our principal executive office is located at 508 West 26th Street, Suite 6G, New York, New York 10011. Our telephone number is (917) 338-3915. Our website address is http://www.latch.com. Information contained on our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

RISK FACTORS
Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement and any applicable free writing prospectus before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

USE OF PROCEEDS
We are filing the registration statement of which this prospectus is a part to permit holders of shares of our Common Stock and our Warrants described in the section entitled “Selling Securityholders” to resell such shares of Common Stock and Warrants. We will not receive any proceeds from the sale of Common Stock or Warrants by the Selling Securityholders.
Latch will pay the reasonable fees and expenses of one legal counsel for the Selling Securityholders in the event of an underwritten offering of their securities. The Selling Securityholders will pay all other incremental selling expenses relating to the sale of their shares of Common Stock and Warrants, including underwriters’ or agents’ commissions and discounts, brokerage fees, underwriter marketing costs and all reasonable fees and expenses of any legal counsel representing the Selling Securityholders. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, printing and delivery fees, Nasdaq listing fees and fees and expenses of our counsel and our accountants.
We are also registering shares of our Common Stock that may be issued upon exercise of Warrants and shares of our Common Stock reserved for issuance upon the exercise of Options held by certain of our former employees. We will receive the proceeds from any exercise of Warrants or Options for cash. We intend to use the proceeds from the exercise of Warrants or Options for cash for general corporate and working capital purposes.

DESCRIPTION OF SECURITIES
General
The following description of the terms of our capital stock and Warrants is not complete and is qualified in its entirety by reference to our second amended and restated certificate of incorporation (“certificate of incorporation”), our amended and restated bylaws (“bylaws”) and the Warrant Agreement, dated as of November 9, 2020, between Latch and Continental Stock Transfer & Trust Company (the “Warrant Agreement”), all of which are attached as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2021.
Our purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Delaware General Corporation Law (the “DGCL”). Our authorized capital stock consists of 1,000,000,000 shares of Common Stock, par value $0.0001 per share, and 100,000,000 shares of preferred stock, par value $0.0001 per share. No shares of preferred stock are issued or outstanding. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.
Common Stock
Holders of shares of our Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The holders of Common Stock do not have cumulative voting rights in the election of directors.
Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to any future holders of preferred stock having liquidation preferences, if any, the holders of Common Stock will be entitled to receive pro rata our remaining assets available for distribution. Holders of our Common Stock do not have preemptive, subscription, redemption or conversion rights. There are no redemption provisions or sinking fund provisions applicable to the Common Stock. All shares of our Common Stock that are outstanding are fully paid and non-assessable. The rights, powers, preferences and privileges of holders of the Common Stock are subject to those of the holders of any shares of our preferred stock that the board of directors may authorize and issue in the future.
Preferred Stock
Under the terms of the certificate of incorporation, our board of directors is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. The board of directors has the discretion to determine the rights, powers, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.
The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of the outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of Common Stock by restricting dividends on the Common Stock, diluting the voting power of the Common Stock or subordinating the liquidation rights of the Common Stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of the Common Stock.
Redeemable Warrants
Public Stockholders’ Warrants
Each whole Warrant entitles the registered holder to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment as discussed below. Pursuant to the Warrant Agreement, a Warrant holder may exercise its Warrants only for a whole number of shares of Common Stock. This means only a whole Warrant may be exercised at a given time by a Warrant holder. The Warrants will expire on June 4, 2026, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any Common Stock pursuant to the exercise of a Warrant and will have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the Common Stock underlying the Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, except if the Warrants may be exercised on a “cashless basis” and such cashless exercise is exempt from registration under the Securities Act. No Warrant will be exercisable and we will not be obligated to issue a share of Common Stock upon exercise of a Warrant unless the share of Common Stock issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant will not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless. In no event will we be required to net cash settle any Warrant.
We will use our commercially reasonable efforts to maintain the effectiveness of a registration statement for the registration, under the Securities Act, of the Common Stock issuable upon exercise of the Warrants, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of the Warrant Agreement.
Notwithstanding the above, if our shares of Common Stock are at the time of any exercise of a Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to maintain in effect a registration statement, and in the event we do not so elect, we will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the Warrants for that number of shares of Common Stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the Warrants by (y) the fair market value and (B) 0.361 per whole Warrant. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the shares of Common Stock for the ten trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.
Redemption of Warrants When the Price Per Share of Common Stock Equals or Exceeds $18.00.
Once the Warrants become exercisable, we may call the Warrants for redemption (except as described herein with respect to the Private Placement Warrants):
•in whole and not in part;
•at a price of $0.01 per Warrant;
•upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”) to each Warrant holder; and
•if, and only if, the closing price of the Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the Warrant holders.
We will not redeem the Warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of Common Stock issuable upon exercise of the Warrants is then effective and a current prospectus relating to those shares of Common Stock is available throughout the 30-day redemption period. If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
We have established the last redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Warrants, each Warrant holder will be entitled to exercise his, her or its Warrant prior to the scheduled redemption date. However, the price of the Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 Warrant exercise price after the redemption notice is issued.
Redemption of Warrants When the Price Per Share of Common Stock Equals or Exceeds $10.00.
Once the Warrants become exercisable, we may call the Warrants for redemption:
•in whole and not in part;
•at $0.10 per Warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their Warrants on a cashless basis prior to redemption and receive that number of shares to be determined by reference to the table below, based on the redemption date and the “fair market value” (as defined below) of our Common Stock except as otherwise described below; and
•if, and only if, the closing price of our Common Stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, reclassifications, recapitalizations and the like) for any 20 trading days within the 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the Warrant holders; and if the closing price of the Common Stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the Warrant holders is less than $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, reclassifications, recapitalizations and the like), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.
Beginning on the date the notice of redemption is given until the Warrants are redeemed or exercised, holders may elect to exercise their Warrants on a cashless basis. The numbers in the table below represent the number of shares of Common Stock that a Warrant holder will receive upon exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our Common Stock on the corresponding redemption date (assuming holders elect to exercise their Warrants and such Warrants are not redeemed for $0.10 per Warrant), determined for these purposes based on the volume weighted average price of our Common Stock for the ten trading days immediately following the date on which the notice of redemption is sent to the holders of Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Warrants, each as set forth in the table below. We will provide our Warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.
The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a Warrant is adjusted as set forth under the heading “—Anti-dilution Adjustments” below.
If the number of shares issuable upon exercise of a Warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Warrant. If the exercise price of a Warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “—Anti-Dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “—Anti-Dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “—Anti-Dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a Warrant pursuant to such exercise price adjustment.

	Fair Market Value of Common Stock
Redemption Date (period to expiration of Warrants)	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Common Stock to be issued for each Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable. For example, if the volume weighted average price of our Common Stock during the ten trading days immediately following the date on which the notice of redemption is sent to the holders of the Warrants is $11.00 per share, and at such time there are 57 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.277 shares of Common Stock for each whole Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of our Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.298 shares of Common Stock for each whole Warrant. In no event will the Warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of Common Stock per Warrant (subject to adjustment).
Finally, as reflected in the table above, if the Warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of Common Stock.
As stated above, we can redeem the Warrants when the shares of Common Stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing Warrant holders with the opportunity to exercise their Warrants on a cashless basis for the applicable number of shares. If we choose to redeem the Warrants when the shares of Common Stock are trading at a price below the exercise price of the Warrants, this could result in the Warrant holders receiving fewer shares of Common Stock than they would have received if they had chosen to wait to exercise their Warrants for shares of Common Stock if and when such shares of Common Stock were trading at a price higher than the exercise price of $11.50.
No fractional shares of Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of shares of Common Stock to be issued to the holder.
Other Provisions. A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the Common Stock outstanding immediately after giving effect to such exercise.
Anti-Dilution Adjustments. If the number of outstanding shares of Common Stock is increased by a share capitalization payable in shares of Common Stock, or by a split-up of Common Stock or other similar event, then, on the effective date of such share capitalization, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering to holders of Common Stock entitling holders to purchase shares of Common Stock at a price less than the “historical fair market value” (as defined below) will be deemed a share capitalization of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Common Stock) multiplied by and (ii) one (1) minus the quotient of (x) the price per share of Common Stock paid in such rights offering and (y) the historical fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of Common Stock, in determining the price payable for Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of shares of Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Common Stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Common Stock on account of such Common Stock (or other securities into which the Warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends of $0.50 per annum subject to adjustment, then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Stock in respect of such event.
If the number of outstanding shares of Common Stock decreased by a consolidation, combination, reverse share split or reclassification of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding share of Common Stock.
Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding Common Stock (other than those described above or that solely affects the par value of such Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Common Stock in such a transaction is payable in the form of Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within thirty days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Warrants when an extraordinary transaction occurs during the exercise period of the Warrants pursuant to which the holders of the Warrants otherwise do not receive the full potential value of the Warrants.
The Warrants were issued in registered form under a Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, and that all other modifications or amendments will require the vote or written consent of the holders of at least 50% of the then outstanding Public Warrants, and, solely with respect to any amendment to the terms of the Private Placement Warrants, a majority of the then outstanding Private Placement Warrants. You should review a copy of the Warrant Agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the Warrants.
The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Warrants being exercised. The Warrant holders do not have the rights or privileges of holders of Common Stock and any voting rights until they exercise their Warrants and receive Common Stock. After the issuance of Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to the Warrant holder.
Exclusive Forum. We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the U.S. District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States are the sole and exclusive forum.
Private Placement Warrants
The Private Placement Warrants (including the Common Stock issuable upon exercise of the Private Placement Warrants) will not be redeemable by us (except as described above under “—Public Stockholders’ Warrants—Redemption of Warrants When the Price Per Share of Common Stock Equals or Exceeds $10.00”) so long as they are held by the initial stockholders or their permitted transferees. TS Innovation Acquisitions Sponsor, L.L.C. (“Sponsor”), or its permitted transferees, have the option to exercise the Private Placement Warrants on a cashless basis. Except as described in this section, the Private Placement Warrants have terms and provisions that are identical to the Public Warrants. If the Private Placement Warrants are held by holders other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the Warrants included in the units being sold in this offering.
Except as described above under “—Public Stockholders’ Warrants—-Redemption of Warrants When the Price Per Share of Common Stock Equals or Exceeds $10.00,” if holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the excess of the “sponsor exercise fair market value” of our Common Stock (defined below) over the exercise price of the Warrants by (y) the sponsor exercise fair market value. The “sponsor exercise fair market value” means the average closing price of the Common Stock for the ten trading days ending on the third trading day prior to the date on which the notice of Warrant exercise is sent to the warrant agent.
Dividends
Declaration and payment of any dividend is subject to the discretion of our board of directors. The time and amount of dividends will be dependent upon, among other things, our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of dividends and distributions to stockholders and any other factors or considerations our board of directors may regard as relevant.
We currently intend to retain all available funds and any future earnings to fund the development and growth of the business, and therefore we do not anticipate declaring or paying any cash dividends on Common Stock in the foreseeable future.
Anti-Takeover Provisions
Our certificate of incorporation and bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor.
Authorized but Unissued Shares
The authorized but unissued shares of our Common Stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by Nasdaq listing standards. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Classified Board of Directors
Our certificate of incorporation provides that our board of directors is divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three-year term. As a result, approximately one-third of our board of directors will be elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our board of directors.
Stockholder Action; Special Meetings of Stockholders
Our certificate of incorporation provides that stockholders may not take action by written consent, but may only take action at annual or special meetings of stockholders. As a result, a holder controlling a majority of our capital stock is not able to amend our bylaws or remove directors without holding a meeting of stockholders called in accordance with our bylaws. Further, our certificate of incorporation provides that only the chairperson of our board of directors, a majority of the board of directors, our Chief Executive Officer or our President may call special meetings of stockholders, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting or a special meeting of stockholders. Generally, in order for any matter to be “properly brought” before a meeting, the matter must be (a) specified in a notice of meeting given by or at the direction of our board of directors, (b) if not specified in a notice of meeting, otherwise brought before the meeting by the board of directors or the chairperson of the meeting, or (c) otherwise properly brought before the meeting by a stockholder present in person who (1) was a stockholder both at the time of giving the notice and at the time of the meeting, (2) is entitled to vote at the meeting, and (3) has complied with the advance notice procedures specified in our bylaws or properly made such proposal in accordance with Rule 14a-8 under the Exchange Act and the rules and regulations thereunder, which proposal has been included in the proxy statement for the annual meeting. Further, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (a) provide Timely Notice (as defined below) thereof in writing and in proper form to the secretary and (b) provide any updates or supplements to such notice at the times and in the forms required by our bylaws. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, our principal executive offices not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the tenth day following the day on which public disclosure of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”).
Stockholders at an annual meeting or special meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting (i) by or at the direction of our board of directors or (ii) by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of the outstanding voting securities until the next stockholder meeting.
Amendment of Charter or Bylaws
Our bylaws may be amended or repealed by a majority vote of our board of directors or by the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares entitled to vote generally in the election of directors, voting together as a single class. The affirmative vote of a majority of our board of directors and at least sixty-six and two-thirds percent (66 2/3%) in voting power of the outstanding shares entitled to vote thereon would be required to amend certain provisions of our certificate of incorporation.
Limitations on Liability and Indemnification of Officers and Directors
Our certificate of incorporation and bylaws provide indemnification and advancement of expenses for our directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. We have entered into indemnification agreements with each of our directors and officers. In some cases, the provisions of those indemnification agreements may be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, our certificate of incorporation and bylaws include provisions that eliminate the personal liability of directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director.
These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Transfer Restrictions
Our bylaws provide that our legacy stockholders were subject to certain restrictions on transfer with respect to the shares of Common Stock issued as part of the merger consideration received in connection with the Business Combination with TS Innovation Acquisitions Corp. (the “Lock-Up Shares”). Such restrictions began on June 4, 2021 and ended on the date that was the earlier of (A) June 4, 2022 and (B) (i) for 25% of the Lock-Up Shares held by each stockholder and their respective permitted transferees, the date on which the last reported sale price of Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period, (ii) for an additional 25% of the Lock-Up Shares held by each stockholder and their respective permitted transferees, the date on which the last reported sale price of Common Stock equals or exceeds $14.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period, (iii) for an additional 25% of the Lock-Up Shares held by each stockholder and their respective permitted transferees, the date on which the last reported sale price of Common Stock equals or exceeds $16.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period and (iv) for an additional 25% of the Lock-Up Shares held by each stockholder and their respective permitted transferees, the date on which the last reported sale price of Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period. As of September 28, 2021, the last reported sale price of our Common Stock exceeded $12.00 per share for 20 trading days within the previous 30-trading day period. As a result, the restrictions on transfer with respect to 25% of the Lock-Up Shares held by each stockholder and their respective permitted transferees were terminated. On June 4, 2022, the restrictions on transfer with respect to the remaining 75% of Lock-Up Shares held by each stockholder and their respective permitted transferees were terminated in connection with the expiration of the applicable lock-up period.
In addition, the Sponsor and certain legacy stockholders of TS Innovation Acquisitions Corp. were subject to certain restrictions on transfer with respect to shares of Common Stock owned prior to the Business Combination. Such restrictions began on June 4, 2021 and ended on the date that was the earliest of (A) June 4, 2022, (B) the date on which the last reported sale price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading day period and (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property. The restrictions on transfer applicable to the Sponsor and certain legacy stockholders of TS Innovation Acquisitions Corp. ended on June 4, 2022.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, our stockholders have appraisal rights in connection with a merger or consolidation of Latch. Pursuant to Section 262 of the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.
Stockholders’ Derivative Actions
Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in its favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates.
Forum Selection
Our certificate of incorporation provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is, to the fullest extent permitted by applicable law, the sole and exclusive forum for: (i) any derivative action brought by a stockholder on behalf of the Company, (ii) any claim of breach of a fiduciary duty owed by any of our directors, officers, stockholders or employees, (iii) any claim against us arising under our certificate of incorporation, bylaws or the DGCL or (iv) any claim against us governed by the internal affairs doctrine. Our certificate of incorporation designates the federal district courts of the United

States as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.
Transfer Agent and Registrar
The transfer agent and registrar for our Common Stock is Continental Stock Transfer & Trust Company.
Trading Symbol and Market
Our Common Stock is listed on Nasdaq under the symbol “LTCH,” and our Warrants are listed on Nasdaq under the symbol “LTCHW.”

SELLING SECURITYHOLDERS
The Selling Securityholders listed in the table below may from time to time offer and sell any or all of the shares of Common Stock and Warrants set forth below pursuant to this prospectus. When we refer to the “Selling Securityholders” in this prospectus, we refer to the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and other permitted transferees that hold any of the Selling Securityholders’ interest in the shares of Common Stock and Warrants after the date of this prospectus.
The following table sets forth certain information provided by or on behalf of the Selling Securityholders concerning the Common Stock and Warrants that may be offered from time to time by each Selling Securityholder pursuant to this prospectus. The Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities. Any changed or new information given to us by the Selling Securityholders, including regarding the identity of, and the securities held by, each Selling Securityholder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary. A Selling Securityholder may sell all, some or none of such securities in this offering. See “Plan of Distribution.”

Percentage ownership is based on 144,819,755 shares of Common Stock and 15,333,301 Warrants outstanding as of June 28, 2022.

	Securities Beneficially Owned prior to this Offering		Securities to be Sold in this Offering		Securities Beneficially Owned after this Offering
Names and Addresses	Shares of Common Stock	Warrants	Shares of Common Stock	Warrants	Shares of Common Stock	Percentage	Warrants	Percentage
Ali Hussain(1)	1,017,294	—	405,909	—	611,385	*	—	—
Avenir Latch Investors II, LLC(2)	6,981,953	—	6,981,953	—	—	—	—	—
Avenir Latch Investors III, LLC(3)	6,551,705	—	6,551,705	—	—	—	—	—
Avenir Latch Investors, LLC(4)	7,901,893	—	7,901,893	—	—	—	—	—
BlackRock, Inc.(5)	2,000,000	—	2,000,000	—	—	—	—	—
Bventures Leverco S-B, LLC(6)	4,733,715	—	4,733,715	—	—	—	—	—
Daniel-BCT(7)	10,000	—	10,000	—	—	—	—	—
Dayton Family Enterprises, LLC(8)	480,000	—	480,000	—	—	—	—	—
Dayton Family Investments, LLC(9)	20,000	—	20,000	—	—	—	—	—
Diego Berdakin(10)	10,000	—	10,000	—	—	—	—	—
Innovation Club Latch Holding, L.L.C.(11)	163,223		163,223
J. Allen Smith(12)	160,321	—	113,577	—	46,744	*	—	—
Jennifer Rubio(13)	80,000	—	80,000	—	—	—	—	—
JMP Ventures, LLC(14)	30,000	—	30,000	—	—	—	—	—
Joshua Kazam(15)	80,000	—	80,000	—	—	—	—	—
Luke Schoenfelder(16)	6,099,301	—	1,175,907	—	4,923,394	3.3%	—	—
Lux Co-Invest Opportunities, L.P.(17)	4,084,493	—	4,084,493	—	—	—	—	—
Lux Ventures IV, L.P.(18)	7,228,469	—	7,228,469	—	—	—	—	—
Madison Rock Investment, L.P.(19)	49,164	—	49,164	—	—	—	—	—
Mia-BCT(20)	5,000	—	5,000	—	—	—	—	—
Michael Brian Jones(21)	2,667,804	—	89,710	—	2,578,094	1.7%	—	—
Michelangelo Volpi(22)	30,000	—	30,000	—	—	—	—	—
Millais Limited(23)	450,000	—	450,000	—	—	—	—	—
Ned Segal(24)	30,000	—	30,000	—	—	—	—	—
Ron-BCT(25)	5,000	—	5,000	—	—	—	—	—
RRE Leaders II, L.P.(26)	553,778	—	553,778	—	—	—	—	—
RRE Leaders Fund, LP(27)	841,323	—	841,323	—	—	—	—	—
RRE Ventures VII, LP(28)	4,472,742	—	4,472,742	—	—	—	—	—
Ryan Engel(29)	20,000	—	20,000	—	—	—	—	—
Schonfeld Strategic 460 Fund LLC(30)	300,000	—	300,000	—	—	—	—	—
TS Innovation Acquisitions Sponsor, L.L.C.(31)	12,713,334	5,333,334	12,713,334	5,333,334	—	—	—	—
Vecchia Partners LLC(32)	22,500	—	22,500	—	—	—	—	—
Volpi Cupal Family Trust VDT 4/5/00(33)	50,000	—	50,000	—	—	—	—	—
__________________
*Less than 1%.
(1)Consists of (a) 424,834 shares of Common Stock held directly by Ali Hussain and (b) 592,460 shares of Common Stock subject to options exercisable within 60 days of June 28, 2022. Mr. Hussain served as the Company’s Chief Operating Officer from the Closing Date until May 25, 2022. These securities were subject to a contractual lock up for one year following the Closing Date, subject to price- and time-based releases, as described under “Description of Capital Stock—Transfer Restrictions.” These securities are being registered in accordance with the terms of the Registration Rights Agreement, as described under “Certain Relationships and Related Party Transactions—Registration Rights Agreement.”
(2)Andrew Sugrue, a member of the board of directors of the Company, is affiliated with Avenir Latch Investors II, LLC, and may be deemed to have beneficial ownership with respect to these securities. These securities were subject to a contractual lock up for one year following the Closing Date, subject to price‑ and time‑based releases, as described under “Description of Capital Stock—Transfer Restrictions.” These securities are being registered in accordance with the terms of the Registration Rights Agreement, as described under “Certain Relationships and Related Party Transactions—Registration Rights Agreement.”

(3)Andrew Sugrue, a member of the board of directors of the Company, is affiliated with Avenir Latch Investors III, LLC, and may be deemed to have beneficial ownership with respect to these securities. These securities were subject to a contractual lock up for one year following the Closing Date, subject to price- and time-based releases, as described under “Description of Capital Stock—Transfer Restrictions.” These securities are being registered in accordance with the terms of the Registration Rights Agreement, as described under “Certain Relationships and Related Party Transactions—Registration Rights Agreement.”
(4)Andrew Sugrue, a member of the board of directors of the Company, is affiliated with Avenir Latch Investors, LLC, and may be deemed to have beneficial ownership with respect to these securities. These securities were subject to a contractual lock up for one year following the Closing Date, subject to price- and time-based releases, as described under “Description of Capital Stock—Transfer Restrictions.” These securities are being registered in accordance with the terms of the Registration Rights Agreement, as described under “Certain Relationships and Related Party Transactions—Registration Rights Agreement.”
(5)These shares are being registered in accordance with the terms of a Subscription Agreement, dated as of January 24, 2021, by and between the Company and the Selling Securityholder. The shares were issued to the Selling Securityholder on June 4, 2021 in connection with the Closing of the Transactions. The registered holders of the referenced shares to be registered are the following funds and accounts under management by subsidiaries of BlackRock, Inc.: BlackRock Global Allocation Fund, Inc.; BlackRock Global Allocation V.I. Fund of BlackRock Variable Series Funds, Inc.; BlackRock Global Allocation Portfolio of BlackRock Series Fund, Inc.; BlackRock Capital Allocation Trust; BlackRock Strategic Income Opportunities Portfolio of BlackRock Funds V; Master Total Return Portfolio of Master Bond LLC and BlackRock Global Long/Short Credit Fund of BlackRock Funds IV. BlackRock, Inc. is the ultimate parent holding company of such subsidiaries. On behalf of such subsidiaries, the applicable portfolio managers, as managing directors (or in other capacities) of such entities, and/or the applicable investment committee members of such funds and accounts, have voting and investment power over the shares held by the funds and accounts which are the registered holders of the referenced shares. Such portfolio managers and/or investment committee members expressly disclaim beneficial ownership of all shares held by such funds and accounts. The address of such funds and accounts, such subsidiaries and such portfolio managers and/or investment committee members is 55 East 52nd Street, New York, NY 10055. Shares shown are as of June 22, 2022, and include only the securities being registered for resale and may not incorporate all shares deemed to be beneficially held by the registered holders or BlackRock, Inc.
(6)Nicholas Sammut, a member of the board of directors of Legacy Latch prior to the Closing of the Business Combination, is affiliated with Bventures Leverco S‑B, LLC, and may be deemed to have beneficial ownership with respect to these securities. These securities were subject to a contractual lock‑up for one year following the Closing Date, subject to price‑ and time‑based releases, as described under “Description of Capital Stock—Transfer Restrictions.” These securities are being registered in accordance with the terms of the Registration Rights Agreement, as described under “Certain Relationships and Related Party Transactions—Registration Rights Agreement.”
(7)These shares are being registered in accordance with the terms of a Subscription Agreement, dated as of January 24, 2021, by and between the Company and the Selling Securityholder. The shares were issued to the Selling Securityholder on June 4, 2021 in connection with the Closing of the Transactions.
(8)These shares are being registered in accordance with the terms of a Subscription Agreement, dated as of January 24, 2021, by and between the Company and the Selling Securityholder. The shares were issued to the Selling Securityholder on June 4, 2021 in connection with the Closing of the Transactions.
(9)These shares are being registered in accordance with the terms of a Subscription Agreement, dated as of January 24, 2021, by and between the Company and the Selling Securityholder. The shares were issued to the Selling Securityholder on June 4, 2021 in connection with the Closing of the Transactions.
(10)These shares are being registered in accordance with the terms of a Subscription Agreement, dated as of January 24, 2021, by and between the Company and the Selling Securityholder. The shares were issued to the Selling Securityholder on June 4, 2021 in connection with the Closing of the Transactions.
(11)Speyer GP Holdings, LLC is the general partner of Madison Rock Investment, LP, which is the managing member of Innovation Club Latch Holding, L.L.C. Robert J. Speyer, Chairman and Chief Executive Officer of the Company prior to the Closing of the Business Combination and a member of the board of directors of the Company since the Closing of the Business Combination, is a managing member of Speyer GP Holdings, LLC. As a result, Mr. Speyer may be deemed to share beneficial ownership over the securities held by Innovation Club Latch Holding, L.L.C., but disclaims beneficial ownership except to the extent of any pecuniary interests therein. These securities are being registered in accordance with the terms of the Registration Rights Agreement, as described under “Certain Relationships and Related Party Transactions—Registration Rights Agreement.”
(12)Consists of (a) 151,440 shares of Common Stock held directly by J. Allen Smith and (b) 8,881 shares of Common Stock subject to vesting of RSUs within 60 days of June 28, 2022. J. Allen Smith has served as a member of the board of directors of the Company since the Closing of the Business Combination. These securities were subject to a contractual lock up for one year following the Closing Date, subject to price‑ and time‑based releases, as described under “Description of Capital Stock—Transfer Restrictions.” These securities are being registered in accordance with the terms of the Registration Rights Agreement, as described under “Certain Relationships and Related Party Transactions—Registration Rights Agreement.”
(13)Jennifer Rubio served as a member of the board of directors of TSIA prior to the Closing of the Business Combination. Consists of (a) 50,000 shares of Common Stock being registered in accordance with the terms of a Subscription Agreement, dated as of January 24, 2021, by and between the Company and the Selling Securityholder, which shares were issued on June 4, 2021 in connection with the Closing of the Transactions, and (b) 30,000 shares of Common Stock (“Rubio Founders Securities”) being registered in accordance with the terms of the Registration Rights Agreement, as described under “Certain Relationships and Related Party Transactions—Registration Rights Agreement.” The Rubio Founders Securities were subject to a contractual lock up for one year following the Closing Date, subject to price‑ and time‑based releases, as described under “Description of Capital Stock—Transfer Restrictions.”
(14)These shares are being registered in accordance with the terms of a Subscription Agreement, dated as of January 24, 2021, by and between the Company and the Selling Securityholder. The shares were issued to the Selling Securityholder on June 4, 2021 in connection with the Closing of the Transactions.
(15)Joshua Kazam served as a member of the board of directors of TSIA prior to the Closing of the Business Combination. Consists of (a) 50,000 shares of Common Stock being registered in accordance with the terms of a Subscription Agreement, dated as of January 24, 2021, by and between the Company and the Selling Securityholder, which shares were issued on June 4, 2021 in connection with the Closing of the Transactions, and (b) 30,000 shares of Common Stock (“Kazam Founders Securities”) being registered in accordance with the terms of the Registration Rights Agreement, as described under “Certain Relationships and Related Party Transactions—Registration Rights Agreement.” The Kazam Founders Securities were subject to a contractual lock up for one year following the Closing Date, subject to price‑ and time‑based releases, as described under “Description of Capital Stock—Transfer Restrictions.”
(16)Consists of (a) 1,175,907 shares of Common Stock held directly by Luke Schoenfelder and (b) 4,923,394 shares of Common Stock subject to options exercisable within 60 days of June 28, 2022. Mr. Schoenfelder has served as Chief Executive Officer and chairman of the board of directors of the Company since the Closing of the Business Combination. These securities were subject to a contractual lock up for one year following the Closing Date, subject to price‑ and time‑based releases, as described under “Description of Capital Stock—Transfer Restrictions.” These securities are being registered for resale in accordance with the terms of the Registration Rights Agreement, as described under “Certain Relationships and Related Party Transactions—Registration Rights Agreement.”
(17)Zack Schildhorn, a member of the board of directors of Legacy Latch prior to the Closing of the Business Combination, is affiliated with Lux Co Invest Opportunities, L.P., and may be deemed to have beneficial ownership with respect to these shares. These securities were subject to a contractual lock up for one year following the Closing Date, subject to price‑ and time‑based releases, as described under “Description of Capital Stock—Transfer Restrictions.” These securities are being registered in accordance with the terms of the Registration Rights Agreement, as described under “Certain Relationships and Related Party Transactions—Registration Rights Agreement.”
(18)Lux Venture Partners IV, LLC is the general partner of Lux Ventures IV, L.P. and exercises voting and dispositive power over the shares noted herein held by Lux Ventures IV, L.P. Lux Co Invest Partners, LLC is the general partner of Lux Co Invest Opportunities, L.P. and exercises voting and dispositive power over the shares noted herein held by Lux Co Invest Opportunities, L.P. Peter Hebert and Josh Wolfe are the individual managing members of Lux Venture Partners IV, LLC and Lux Co Invest Partners, LLC (the “Individual Managers”). The Individual Managers, as the sole managers of Lux Venture Partners IV, LLC and Lux Co Invest Partners, LLC, may be deemed to share voting and dispositive power for the shares noted herein held by Lux Ventures IV, L.P. and Lux Co Invest Opportunities, L.P. Each of Lux Venture Partners IV, LLC, Lux Co Invest Partners, LLC and the Individual Managers separately disclaim beneficial ownership over the shares noted herein except to the extent of their pecuniary interest therein. These securities were subject to a contractual lock up for one year following the Closing Date, subject to price‑ and time‑based releases, as described under “Description of Capital Stock—Transfer Restrictions.” These securities are being registered in accordance with the terms of the Registration Rights Agreement, as described under “Certain Relationships and Related Party Transactions—Registration Rights Agreement.”
(19)Speyer GP Holdings, LLC is the general partner of Madison Rock Investment, LP. Robert J. Speyer, Chairman and Chief Executive Officer of the Company prior to the Closing of the Business Combination and a member of the board of directors of the Company since the Closing of the Business Combination, is a managing member of Speyer GP Holdings, LLC. As a result, Mr. Speyer may be deemed to share beneficial ownership over the securities held by Madison Rock Investment, LP, but disclaims beneficial ownership except to the extent of any pecuniary interests therein. These securities are being registered in accordance with the terms of the Registration Rights Agreement, as described under “Certain Relationships and Related Party Transactions—Registration Rights Agreement.”
(20)These shares are being registered in accordance with the terms of a Subscription Agreement, dated as of January 24, 2021, by and between the Company and the Selling Securityholder. The shares were issued to the Selling Securityholder on June 4, 2021 in connection with the Closing of the Transactions.
(21)Consists of (a) 127,599 shares of Common Stock held directly by Michael Brian Jones, (b) 2,518,244 shares of Common Stock subject to options exercisable within 60 days of June 28, 2022 and (c) 21,961 shares of Common Stock subject to vesting of RSUs within 60 days of June 28, 2022. Mr. Jones has served as Chief Technology Officer of the Company since the Closing of the Business Combination. These securities were subject to a contractual lock up for one year following the Closing Date, subject to price‑ and time‑based releases, as described under “Description of Capital Stock—Transfer Restrictions.” These securities are being registered in accordance with the terms of the Registration Rights Agreement, as described under “Certain Relationships and Related Party Transactions—Registration Rights Agreement.”
(22)Michelangelo Volpi served as a member of the board of directors of TSIA prior to the Closing of the Business Combination. These securities are being registered in accordance with the terms of the Registration Rights Agreement, as described under “Certain Relationships and Related Party Transactions—Registration Rights Agreement.” These securities were subject to a contractual lock up for one year following the Closing Date, subject to price‑ and time‑based releases, as described under “Description of Capital Stock—Transfer Restrictions.”
(23)These shares are being registered in accordance with the terms of a Subscription Agreement, dated as of January 24, 2021, by and between the Company and the Selling Securityholder. The shares were issued to the Selling Securityholder on June 4, 2021 in connection with the Closing of the Transactions.
(24)Ned Segal served as a director of TSIA prior to the Closing of the Business Combination.
(25)These shares are being registered in accordance with the terms of a Subscription Agreement, dated as of January 24, 2021, by and between the Company and the Selling Securityholder. The shares were issued to the Selling Securityholder on June 4, 2021 in connection with the Closing of the Transactions.
(26)Raju Rishi, a member of the board of directors of the Company since the Closing of the Business Combination, is affiliated with RRE Leaders II, L.P. These securities were subject to a contractual lock‑up for one year following the Closing Date, subject to price‑ and time‑based releases, as described under “Description of Capital Stock—Transfer Restrictions.” These securities are being registered for resale in accordance with the terms of the Registration Rights Agreement, as described under “Certain Relationships and Related Party Transactions—Registration Rights Agreement.”
(27)Raju Rishi, a member of the board of directors of the Company since the Closing of the Business Combination, is affiliated with RRE Leaders Fund, LP. These securities were subject to a contractual lock‑up for one year following the Closing Date, subject to price‑ and time‑based releases, as described under “Description of Capital Stock—Transfer Restrictions.” These securities are being registered for resale in accordance with the terms of the Registration Rights Agreement, as described under “Certain Relationships and Related Party Transactions—Registration Rights Agreement.”
(28)Raju Rishi, a member of the board of directors of the Company since the Closing of the Business Combination, is affiliated with RRE Ventures VII, LP. These securities were subject to a contractual lock‑up for one year following the Closing Date, subject to price‑ and time‑based releases, as described under “Description of Capital Stock—Transfer Restrictions.” These securities are being registered for resale in accordance with the terms of the Registration Rights Agreement, as described under “Certain Relationships and Related Party Transactions—Registration Rights Agreement.”
(29)These shares are being registered in accordance with the terms of a Subscription Agreement, dated as of January 24, 2021, by and between the Company and the Selling Securityholder. The shares were issued to the Selling Securityholder on June 4, 2021 in connection with the Closing of the Transactions.
(30)These shares are being registered in accordance with the terms of a Subscription Agreement, dated as of January 24, 2021, by and between the Company and the Selling Securityholder. The shares were issued to the Selling Securityholder on June 4, 2021 in connection with the Closing of the Transactions.
(31)Consists of (a) 7,380,000 shares of Common Stock, (b) 5,333,334 shares of Common Stock issuable upon exercise of the Private Placement Warrants and (c) 5,333,334 Private Placement Warrants. TS Innovation Acquisitions Sponsor, L.L.C. is the record holder of such securities and was the sponsor of TSIA prior to the Business Combination. The sole manager of the Sponsor is Tishman Speyer Properties, L.P. (“Tishman Speyer”). The general partner of Tishman Speyer is Tishman Speyer Properties, Inc. (“Tishman Speyer GP”). Robert J. Speyer, Chairman and Chief Executive Officer of the Company prior to the Business Combination and a member of the board of directors of the Company since the Business Combination, and Jerry I. Speyer are the co‑trustees of a voting trust that holds all voting common stock in Tishman Speyer GP and therefore may be deemed to share voting and investment power with respect to securities subject to this prospectus. Each of the reporting persons disclaims any beneficial ownership of the securities subject to this registration statement, except to the extent of any pecuniary interest therein. These securities were subject to a contractual lock‑up for one year following the Closing Date, subject to price‑ and time‑based releases, as described under “Description of Capital Stock—Transfer Restrictions.” These securities are being registered for resale in accordance with the terms of the Registration Rights Agreement, as described under “Certain Relationships and Related Party Transactions—Registration Rights Agreement.”
(32)These shares are being registered in accordance with the terms of a Subscription Agreement, dated as of January 24, 2021, by and between the Company and the Selling Securityholder. The shares were issued to the Selling Securityholder on June 4, 2021 in connection with the Closing of the Transactions.
(33)Michelangelo Volpi, a member of the board of directors of TSIA prior to the Closing of the Business Combination, is the trustee of Volpi Cupal Family Trust VDT 4/5/00 and may be deemed to have beneficial ownership with respect to these securities. These shares are being registered in accordance with the terms of a Subscription Agreement, dated as of January 24, 2021, by and between the Company and the Selling Securityholder. The shares were issued to the Selling Securityholder on June 4, 2021 in connection with the Closing of the Transactions.

PLAN OF DISTRIBUTION
We are registering (i) the issuance of up to 15,333,301 shares of Common Stock that are issuable upon the exercise of the Warrants and up to 1,000,000 shares of Common Stock reserved for issuance upon the exercise of Options held by certain of our former employees and (ii) 61,683,395 shares of Common Stock, including 5,333,334 shares of Common Stock issuable upon the exercise of Warrants, and 5,333,334 Warrants for possible sale by the Selling Securityholders from time to time. The Selling Securityholders will pay all incremental selling expenses relating to the sale of their shares of Common Stock and Warrants, including underwriters’ or agents’ commissions and discounts, brokerage fees, underwriter marketing costs and all reasonable fees and expenses of any legal counsel representing the Selling Securityholders, except that we will pay the reasonable fees and expenses of one legal counsel for the Selling Securityholders, in the event of an underwritten offering of their shares of Common Stock or Warrants. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of Common Stock and Warrants covered by this prospectus, including, without limitation, all registration and filing fees, printing and delivery fees, Nasdaq listing fees and fees and expenses of our counsel and our accountants.
The shares of Common Stock and Warrants beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then-current market price or in negotiated transactions. The Selling Securityholders may sell their shares of Common Stock and Warrants by one or more of, or a combination of, the following methods:
•purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
•ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•an over-the-counter distribution in accordance with the rules of Nasdaq;
•through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;
•to or through underwriters or broker-dealers;
•in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;
•in privately negotiated transactions;
•in options transactions;
•through a combination of any of the above methods of sale; or
•any other method permitted pursuant to applicable law.
In addition, any shares that qualify for sale pursuant to Rule 144 under the Securities Act (“Rule 144”) may be sold under Rule 144 rather than pursuant to this prospectus. A Selling Securityholder that is an entity may elect to make an in-kind distribution of Common Stock to its members, partners, stockholders or other equityholders pursuant to the registration statement of which this prospectus forms a part by delivering a prospectus. To the extent that such members, partners, stockholders or other equityholders are not affiliates of ours, such members, partners, stockholders or other equityholders would thereby receive freely tradable shares of Common Stock pursuant to a distribution pursuant to the registration statement of which this prospectus forms a part.
To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of Common Stock in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell shares of Common Stock short and redeliver the shares to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).
A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.
In offering the securities covered by this prospectus, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.
In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Securityholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.
A holder of Warrants may exercise its Warrants in accordance with the Warrant Agreement on or before the expiration date by surrendering, at the office of the warrant agent, Continental Stock Transfer & Trust Company, the certificate evidencing such Warrant, an election to purchase, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.
Under the Registration Rights Agreement, we have agreed to indemnify the Selling Securityholders party thereto against certain liabilities that they may incur in connection with the sale of the securities registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the Selling Securityholders may be required to make with respect thereto. In addition, we and the Selling Securityholders have agreed to indemnify any underwriter against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act.
We have agreed to maintain the effectiveness of this registration statement until all such securities have been sold under this registration statement or Rule 144 under the Securities Act or are no longer outstanding. We have agreed to pay all expenses in connection with this offering, other than underwriting commissions and discounts, brokerage fees, underwriter marketing costs, and certain legal expenses. The Selling Securityholders will pay any underwriting commissions and discounts, brokerage fees, underwriter marketing costs, and certain legal expenses relating to the offering.

LEGAL MATTERS
The validity of the shares of Common Stock and Warrants offered hereby will be passed upon for us by Latham & Watkins LLP, Houston, Texas.
EXPERTS
The consolidated financial statements of Latch, Inc. as of December 31, 2021 and 2020, and for each of the three years in the period ended December 31, 2021 incorporated by reference in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.